Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
THIRD QUARTER FISCAL YEAR 2022 RESULTS

Houston, Texas
February 3, 2022
•Total revenues of $295.6 million in Q3 FY22 compared to $301.6 million in Q2 FY22
•Breakeven earnings and earnings per share in Q3 FY22 compared to net income of $2.8 million, or $0.10 per diluted share, in Q2 FY22
•EBITDA adjusted to exclude special items and asset dispositions was $30.7 million in Q3 FY22 compared to $44.5 million in Q2 FY22
•Adjusted Free Cash Flow was $41.8 million in Q3 FY22 compared to $19.1 million in Q2 FY22
•Unrestricted cash balance was $274.0 million with total liquidity of $326.4 million

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net loss attributable to the Company of $0.1 million, or $0.00 per diluted share, for its fiscal third quarter ended December 31, 2021 (“Current Quarter”) on operating revenues of $285.0 million compared to net income attributable to the Company of $2.8 million, or $0.10 per diluted share, in the quarter ended September 30, 2021 (“Preceding Quarter”) on operating revenues of $290.1 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $26.0 million in the Current Quarter compared to $45.3 million in the Preceding Quarter. EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $30.7 million in the Current Quarter compared to $44.5 million in the Preceding Quarter. The following table provides a bridge between EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions. See Reconciliation of Non-GAAP Metrics for a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended,
	December 31, 2021	September 30, 2021
EBITDA	$26,009	$45,264
Special items:
Restructuring costs	$17	$117
Loss on impairment	—	2,901
PBH intangible amortization	3,060	3,060
Merger-related costs	34	647
Government grants	—	(222)
Early extinguishment of debt fees	—	124
Bankruptcy-related costs	29	103
Insurance-related proceeds, net	—	899
Nonrecurring professional services fees	2,253	817
Bankruptcy-related settlement	—	(9,000)
	$5,393	$(554)
Adjusted EBITDA	$31,402	$44,710
Gains on asset dispositions, net	(727)	(162)
Adjusted EBITDA excluding asset dispositions	$30,675	$44,548

“Bristow’s disappointing financial results in Q3 FY22 were due to a number of factors, including $3.4 million in costs related to the temporary relocation of operations to alternate base locations in the U.S. Gulf of Mexico due to damage caused by Hurricane Ida,” said Chris Bradshaw, President and Chief Executive Officer of Bristow. “The decline in profitability relative to the preceding quarter was also due to negative variances of $3.1 million related to the timing of major repairs, $1.1 million related to aircraft lease return costs, a $3.0 million adverse variance in foreign currency exchange, and a $1.8 million decline in equity earnings from unconsolidated affiliates. On the top line, higher revenues in our oil and gas service line, which were driven by increased utilization in the Americas region, were offset by reduced flight hours in our UK SAR contract and reduced revenues from fixed wing services related to COVID-19 travel restrictions and seasonality. Overall, the disappointing Q3 results are in contrast to our positive outlook for the trajectory of demand for our services as spending in the offshore oil and gas market is expected to increase significantly over the next few years, which should drive substantial improvements in Bristow’s financial results. Finally, we were pleased that the Company generated approximately $42 million in Adjusted Free Cash Flow in the current quarter despite the aforementioned challenges.”

Sequential Quarter Results
Operating revenues in the Current Quarter were $5.1 million lower compared to the Preceding Quarter. Operating revenues from oil and gas services were $1.3 million higher primarily due to higher utilization in the Americas region, partially offset by lower utilization in the Europe and Africa regions. Operating revenues from government services were $3.3 million lower primarily due to lower utilization and the weakening of the British pound sterling relative to the U.S. dollar. Operating revenues from fixed wing services were $3.0 million lower primarily due to COVID-related travel restrictions and seasonality.
Operating expenses were $3.1 million higher in the Current Quarter primarily due to higher fuel expenses, maintenance costs and costs incurred to relocate operations from bases damaged during Hurricane Ida, partially offset by lower personnel and insurance costs.
General and administrative expenses were $2.0 million higher in the Current Quarter primarily due to increased nonrecurring professional services fees.
During the Preceding Quarter, the Company recognized a $2.9 million loss on the impairment of H225 helicopter parts inventory.
During the Current Quarter, the Company sold one fixed wing aircraft and other equipment resulting in a net gain of $0.7 million. During the Preceding Quarter, the Company sold four S-76C++ medium helicopters and two AW109 light-twin helicopters resulting in a net gain of $0.2 million.
During the Current Quarter, the Company recognized losses of $0.9 million from unconsolidated affiliates compared to earnings of $1.0 million in the Preceding Quarter.
Other income, net of $4.0 million in the Current Quarter was primarily related to government grants to fixed wing services of $3.2 million and a favorable interest adjustment to the Company’s pension liability of $0.7 million. Other income, net of $15.3 million in the Preceding Quarter was primarily related to a bankruptcy-related legal settlement of $9.0 million, government grants to fixed wing services of $2.7 million, net foreign exchange gains of $2.2 million, insurance proceeds of $0.6 million and a favorable interest adjustment to the Company’s pension liability of $0.6 million.
Income tax benefit was $1.6 million in the Current Quarter compared to expense of $14.5 million in the Preceding Quarter. The change in income tax expense in the Current Quarter was driven by lower pre-tax earnings, the tax impact of valuation allowances on the Company’s net losses and the tax impact of deductible business interest expense.
Liquidity and Capital Allocation
As of December 31, 2021, the Company had $274.0 million of unrestricted cash and $52.4 million of remaining availability under its amended asset-based revolving credit facility (the “ABL Facility”) for total liquidity of $326.4 million. Borrowings under the amended ABL Facility are subject to certain conditions and requirements.
In the Current Quarter, purchases of property and equipment were $5.9 million, and cash proceeds from dispositions of property and equipment were $0.7 million, resulting in net (proceeds from) / purchases of property and equipment (“Net Capex”) of $5.2 million. In the Preceding Quarter, purchases of property and equipment were $14.3 million, and cash proceeds from dispositions of property and equipment were $3.2 million, resulting in Net

Capex of $11.2 million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Net Capex and Adjusted Free Cash Flow.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, February 4, 2022, to review the results for the fiscal third quarter ended December 31, 2021. The conference call can be accessed as follows:
All callers will need to reference the access code 1829005.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 289-0720
Outside the U.S.: Operator Assisted International Dial-In Number: (856) 344-9142
Replay
A telephone replay will be available through February 18, 2022 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through February 18, 2022. The accompanying investor presentation will be available on February 4, 2022 on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (“SAR”) services in several countries and public sector SAR services in the United Kingdom (“U.K.”) on behalf of the Maritime & Coastguard Agency (“MCA”). Additionally, the Company offers ad hoc helicopter and fixed wing transportation services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, Colombia, Guyana, India, Mexico, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.
Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements.
Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof. Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: public health crises, such as pandemics (COVID-19) and epidemics, and any related government policies and actions; expected cost synergies and other financial or other benefits of the merger (“Merger”) might not be realized within the expected time frames, might be less than projected or may not be realized at all; the ability to successfully integrate the operations, accounting and administrative functions of Era Group Inc. (“Era”) and the entity formerly known as Bristow Group Inc. (“Old Bristow”); managing a significantly larger company than before the completion of the Merger; diversion of management time on issues related to integration of the Company; the increase in indebtedness as a result of the Merger; operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and customers, may be greater than expected; our reliance on a limited number of customers and the reduction of our customer base as a result of bankruptcies or consolidation; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (OPEC) and other producing countries; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; our ability to implement operational improvement efficiencies with the objective of rightsizing our global footprint and further reducing our cost structure; the possibility of significant changes in foreign exchange rates and controls, including as a result of the U.K. having exited from the European Union; potential effects of increased competition and the introduction of energy efficient alternative modes of transportation and solutions; the risk of future material weaknesses we may identify while we work to align policies, principles, and practices of the combined company following the Merger or any other failure by us to maintain effective internal controls; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws and regulations and policies, including, without limitation, actions of the Biden Administration that impact oil and gas operations or favor renewable energy projects in the U.S.; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that segments of our fleet may be grounded for extended periods of time or indefinitely; the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies could lead to modifications of our search and rescue (“SAR”) contract terms with the UK government, our contracts with the Bureau of Safety and Environmental Enforcement ("BSEE") or delays in receiving payments under such contracts; and our reliance on a limited number of helicopter manufacturers and suppliers capabilities. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (the “Annual Report”) which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Annual Report and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)
	Three Months Ended		Favorable/ (Unfavorable)
	December 31, 2021	September 30, 2021

Revenues:
Operating revenues	$285,010	$290,120	$(5,110)
Reimbursable revenues	10,609	11,464	(855)
Total revenues	295,619	301,584	(5,965)

Costs and expenses:
Operating expenses	221,875	218,768	(3,107)
Reimbursable expenses	10,561	11,188	627
General and administrative expenses	40,966	38,970	(1,996)
Merger-related costs	34	647	613
Restructuring costs	17	117	100
Depreciation and amortization	17,223	17,644	421
Total costs and expenses	290,676	287,334	(3,342)

Loss on impairment	—	(2,901)	2,901
Gain on disposal of assets	727	162	565
Earnings (losses) from unconsolidated affiliates, net	(860)	964	(1,824)
Operating income	4,810	12,475	(7,665)

Interest income	36	42	(6)
Interest expense	(10,230)	(10,426)	196
Loss on extinguishment of debt	—	(124)	124
Reorganization items, net	(29)	(103)	74
Other, net	3,969	15,330	(11,361)
Total other income (expense), net	(6,254)	4,719	(10,973)
Income (loss) before benefit (expense) for income taxes	(1,444)	17,194	(18,638)
Income tax benefit (expense)	1,608	(14,484)	16,092
Net income	164	2,710	(2,546)
Net (income) loss attributable to noncontrolling interests	(220)	65	(285)
Net income (loss) attributable to Bristow Group Inc.	$(56)	$2,775	$(2,831)

Basic income (loss) per common share	$—	$0.10
Diluted income (loss) per common share	$—	$0.10

Weighted average common shares outstanding, basic	28,214,650	28,233,527
Weighted average common shares outstanding, diluted	28,214,650	28,684,660

EBITDA	$26,009	$45,264	$(19,255)
Adjusted EBITDA	$31,402	$44,710	$(13,308)
Adjusted EBITDA excluding asset dispositions	$30,675	$44,548	$(13,873)

Bristow Group Inc. Lines of Service
Beginning in fiscal year 2022, the revenues by line of service tables have been modified to more accurately reflect how management views the Company’s lines of service. These changes include the addition of a Government services line of service which includes revenues from U.K. SAR, the U.S. Bureau of Safety and Environmental Enforcement (“BSEE”), and other government contracts. In addition, our Other activities and services (“other” services) will now reflect revenues derived from leasing aircraft to non-governmental third party operators, oil and gas contracts that do not materially fit into one of the three major oil and gas operating regions and other services as they arise. As such, operating revenues from Asia Pacific oil and gas services are now shown under other services following the exit of that line of service in the Asia Pacific region. Prior period amounts will not match the previously reported amounts by individual lines of service. Management believes this change provides more relevant information needed to understand and analyze the Company’s current lines of service.

BRISTOW GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	December 31, 2021	September 30, 2021
Oil and gas services:
Europe	$88,278	$93,420
Americas	91,834	84,207
Africa	14,822	16,054
Total oil and gas services	194,934	193,681
Government services	66,435	69,742
Fixed wing services	20,509	23,501
Other services	3,132	3,196
	$285,010	$290,120

FLIGHT HOURS BY LINE OF SERVICE (unaudited)

	Three Months Ended
	December 31, 2021	September 30, 2021
Oil and gas services:
Europe	10,701	11,189
Americas	11,263	10,376
Africa	1,935	2,258
Total oil and gas services	23,899	23,823
Government services	3,581	4,212
Fixed wing services	3,428	3,687
	30,908	31,722

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	December 31, 2021	March 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$277,462	$231,079
Accounts receivable	177,102	215,620
Inventories	88,487	92,180
Assets held for sale	5,432	14,750
Prepaid expenses and other current assets	27,981	32,119
Total current assets	576,464	585,748
Property and equipment	1,086,177	1,090,094
Accumulated depreciation	(133,595)	(85,535)
Net property and equipment	952,582	1,004,559
Investment in unconsolidated affiliates	18,596	37,530
Right-of-use assets	213,840	246,667
Other assets	103,307	117,766
Total assets	$1,864,789	$1,992,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,305	$69,542
Accrued liabilities	214,997	219,613
Short-term borrowings and current maturities of long-term debt	13,125	15,965
Total current liabilities	288,427	305,120
Long-term debt, less current maturities	517,687	527,528
Deferred taxes	39,883	42,430
Long-term operating lease liabilities	140,841	167,718
Deferred credits and other liabilities	33,639	50,831
Total liabilities	1,020,477	1,093,627

Redeemable noncontrolling interests	—	1,572
Stockholders’ investment
Common stock	303	303
Additional paid-in capital	696,092	687,715
Retained earnings	215,533	227,011
Treasury shares, at cost	(51,083)	(10,501)
Accumulated other comprehensive loss	(16,142)	(6,915)
Total Bristow Group Inc. stockholders’ investment	844,703	897,613
Noncontrolling interests	(391)	(542)
Total stockholders’ investment	844,312	897,071
Total liabilities, and stockholders’ equity	$1,864,789	$1,992,270

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	December 31, 2021	September 30, 2021
Net income	164	2,710
Depreciation and amortization	17,223	17,644
Interest expense	10,230	10,426
Income tax (benefit) expense	(1,608)	14,484
EBITDA	$26,009	$45,264
Special items (1)	5,393	(554)
Adjusted EBITDA	$31,402	$44,710
Gains on asset dispositions, net	(727)	(162)
Adjusted EBITDA excluding asset dispositions	$30,675	$44,548
(1)Special items include the following:

	Three Months Ended
	December 31, 2021	September 30, 2021
Restructuring costs	$17	$117
Loss on impairment	—	2,901
PBH intangible amortization	3,060	3,060
Merger-related costs	34	647
Government grants(2)	—	(222)
Early extinguishment of debt fees	—	124
Bankruptcy-related costs	29	103
Insurance-related proceeds, net	—	899
Nonrecurring professional services fees	2,253	817
Bankruptcy-related settlement	—	(9,000)
	$5,393	$(554)
___________________________
(2)  COVID-19 related government relief grants

Adjusted Free Cash Flow Reconciliation
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude nonrecurring professional services fees, costs paid in relation to the Merger, the Chapter 11 Cases and government grants related to the Company’s fixed wing services.  Management believes that the use of Adjusted Free Cash Flow is meaningful as it measures the Company’s ability to generate cash from its business after excluding cash payments for special items. Management uses this information as an analytical indicator to assess the Company’s liquidity and performance. However, investors should note numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands).

	Three Months Ended
	December 31, 2021	September 30, 2021
Net cash provided by operating activities	$45,083	$36,753
Plus: Proceeds from disposition of property and equipment	740	3,188
Less: Purchases of property and equipment	(5,920)	(14,338)
Free Cash Flow	$39,903	$25,603
Plus: Restructuring costs	92	178
Plus: Merger-related costs	8	2,212
Plus: Bankruptcy-related costs	108	244
Plus: Nonrecurring professional services fees	1,764	—
Less: Bankruptcy-related settlement	—	(9,000)
Less: Government grants	(61)	(161)
Adjusted Free Cash Flow	$41,814	$19,076
Net (proceeds from)/purchases of property and equipment (“Net Capex”)	5,180	11,150
Adjusted Free Cash Flow excluding Net Capex	$46,994	$30,226

BRISTOW GROUP INC. FLEET COUNT (unaudited)

	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Aircraft Held For Sale	Consolidated Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S-92	36	21	—	57	19	13
S-92 U.K. SAR	3	7	—	10	19	7
H225	—	—	2	2	19	11
AW189	6	1	—	7	16	6
AW189 U.K. SAR	11	—	—	11	16	5
	56	29	2	87
Medium Helicopters:
AW139	51	6	—	57	12	11
S-76 C+/C++	16	—	—	16	12	14
S-76D	8	—	—	8	12	8
B212	2	—	—	2	12	40
	77	6	—	83
Light—Twin Engine Helicopters:
AW109	4	—	—	4	7	15
EC135	10	—	—	10	6	13
	14	—	—	14
Light—Single Engine Helicopters:
AS350	17	—	—	17	4	24
AW119	13	—	—	13	7	15
	30	—	—	30

Total Helicopters	177	35	2	214		13
Fixed wing	6	8	—	14
UAV	—	2	—	2
Total Fleet	183	45	2	230
______________________
(1)Reflects the average age of helicopters that are owned.

The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of December 31, 2021 and the percentage of operating revenue that each of our regions provided during the Current Quarter.

	Percentage of Current Quarter Operating Revenue
						UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe	54%	63	12	—	3	2	—	80
Americas	35%	20	57	14	27	—	—	118
Asia Pacific	6%	—	—	—	—	—	12	12
Africa	5%	4	14	—	—	—	2	20
Total	100%	87	83	14	30	2	14	230